Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
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tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Showcases LiveBusiness™Solutions at
  CeBIT 2004 in Hannover, Germany

DataMirror to Exhibit at IBM and Oracle Solution Centers, Hall 4, Booths A12 and A58

MARKHAM, CANADA – (March 17th, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC, a leading provider of live, secure data integration and protection solutions, today announced it will exhibit at the CeBIT 2004 Conference in Hannover, Germany from March 18th to 24th, 2004. The event will attract approximately 6,500 exhibitors and serve as a showplace for the world’s leading information technology and telecommunications business.

This week-long event will offer participants a unique opportunity to network with peers and industry experts, as well as learn about strategic solutions that can provide their business with a competitive edge.DataMirror will exhibit its turnkey LiveBusiness™solutions at the IBM and Oracle solution centers at booths A12 and A58, respectively. Participants will gain valuable insight on how DataMirror’s solutions can help them rapidly and cost-effectively capture, integrate, audit, and protect their data to gain 360-degree business insight and systems security.

“Real-time data integration, protection, and auditing are becoming increasingly important to businesses as they face new industry regulations and demands for continuous information access,” explains Don Symonds, Vice President, EMEA, DataMirror. “Through our participation in international events such as CeBIT, we are able to help global audiences develop secure, real-time, 24/7 operations that comply with corporate and regulatory governance, reducing total cost of ownership, delivering significant ROI, and increasing competitive advantage.”

About CeBIT
CeBIT ranks as the world’s number one event for the IT sector. It is the only trade fair where representatives of business, science, politics, and media can see all the latest trends in a single location. CeBIT has developed from being part of the HANNOVER FAIR into the world’s leading showplace for information technology and telecommunications. With a net display area of 355,000 square meters, CeBIT will bring together over 6,500 exhibitors, suppliers, and users from all over the world. For more information, visit http://www.cebit.de/

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.